                                                                     EXHIBIT 8.1


                  [MULDOON, MURPHY & FAUCETTE LLP LETTERHEAD]



                                January 8, 1999


Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York  10310

     Re: Federal Income Tax Consequences of Merger of Bayonne Bancshares, Inc. with and into Richmond County Financial Corp. (the "Merger")

To the Members of the Board of Directors:

     You have requested an opinion regarding the material federal tax consequences of a proposed transaction involving the merger of Bayonne Bancshares, Inc., a holding company organized under the laws of the State of Delaware and duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA") ("Bayonne") with and into Richmond County Financial Corp. ("RCFC"), a holding company organized under the laws of the State of Delaware and duly registered as a savings and loan holding company under HOLA. The Merger will be effected pursuant to the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between RCFC and Bayonne (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in RCFC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Effective Time, Bayonne shall be merged with and into RCFC (the "Merger") and the separate existence of Bayonne shall cease. RCFC shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of Delaware. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Bayonne's common stock (the "Bayonne Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of the common stock of RCFC (the "RCFC Common Stock") determined under the formula set out in the Merger Agreement, subject to the payment of cash in lieu of fractional shares.
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Board of Directors
January 8, 1999
Page 2

     Our opinion is provided solely with respect to the material federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Sections 5.2(e) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate.
We have also received and relied upon, without independent verification, certain factual representations of Bayonne concerning Bayonne itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, certain factual representations of RCFC concerning the transaction and certain post-Merger plans ("Representations"); copies of these Representations are attached as exhibits to this letter. We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of RCFC will be conducted in a manner wholly consistent with all Representations provided by RCFC. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement.
We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Merger Agreement. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement and that the Merger will qualify as a merger under applicable law.

     The Merger Agreement and the Joint Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by Bayonne and RCFC are incorporated in this letter as part of the statement of the facts.


                             LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and
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Board of Directors
January 8, 1999
Page 3

regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.


                              FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to and attached as exhibits to this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

(1) The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and RCFC and Bayonne will each be a party to the reorganization.

(2)  No gain or loss will be recognized by RCFC, Richmond County Savings
     Bank, Bayonne or First Savings Bank of New Jersey, SLA as a result of the Merger.

(3) No gain or loss will be recognized by the stockholders of Bayonne who exchange all of their Bayonne Common Stock solely for RCFC Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in RCFC Common Stock.

(4) The tax basis of the RCFC Common Stock received by shareholders who exchange their Bayonne Common Stock for RCFC Common Stock pursuant to the Merger will be the same as the tax basis of the Bayonne Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.

(5) The holding period of RCFC Common Stock received by each stockholder in the Merger will include the holding period of Bayonne Common Stock exchanged therefor, provided that such stockholder held such Bayonne Common Stock as a capital asset on the Effective Date.
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Board of Directors
January 8, 1999
Page 4

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of RCFC filed in connection with the Merger and to the references to us under the headings "SUMMARY -- Tax-Free Transaction for Bayonne Stockholders" and "THE BAYONNE MERGER -- Tax-Free Transaction for Bayonne Stockholders" in the Joint Proxy Statement/Prospectus on Bayonne and RCFC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section of the Securities Act of 1933.

                                      Sincerely,

                                      /s/ Muldoon, Murphy & Faucette LLP
                                      ----------------------------------

                                      MULDOON, MURPHY & FAUCETTE LLP

                         CERTIFICATE OF REPRESENTATIONS
                         ------------------------------


TO:  Muldoon, Murphy & Faucette LLP
     5101 Wisconsin Avenue, N.W.
     Washington, D.C.  20016


     I, Patrick F.X. Nilan, Chairman of the Board, Bayonne Bancshares, Inc., a Delaware corporation, duly registered as a savings and loan holding company under HOLA ("Bayonne"), with its principal executive headquarters located in Bayonne, New Jersey, for the purposes of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette LLP regarding certain income tax consequences of the proposed merger (the "Merger") of Bayonne with and into Richmond County Financial Corp., a Delaware corporation ("RCFC"), hereby make the following representations to you ("Representations"). All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Amended and Restated Agreement and Plan of Merger amended and restated as of October 14, 1998 by and between RCFC and Bayonne (the "Merger Agreement") and in the Joint Proxy Statement/Prospectus ("Proxy Statement") included in RCFC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger.

     We recognize that your opinion may not accurately describe the federal income tax consequences of the Merger if any of the following Representations is not accurate. Such Representations are accurate as of the date of this letter and you may assume that they will remain accurate through and including the Effective Time unless we notify you otherwise.

     The following definitions apply for purposes of the Representations set forth below:

     (a) A "Bayonne Related Party" is any corporation that, prior to or after the Merger, owns (or will own by reason of the Merger or by reason of any transaction related to the Merger) stock of Bayonne possessing at least 50% of the combined voting power of all classes of Bayonne stock entitled to vote or at least 50% of the total value of all Bayonne stock.

     (b) In determining the existence of a Bayonne Related Party, a partner in a partnership (or a member of a limited liability company or of any other entity that is treated as a partnership for federal income tax purposes) shall be treated as owning or acquiring any stock owned or acquired by the partnership in accordance with that partner's interest in the partnership.

     (c) An "Investment Company" is a regulated investment company, a real estate investment trust, or a corporation having total assets (including its ratable share of the assets of any subsidiary which is 50% or more owned by such corporation, measured by the combined voting power of all voting shares or by the value of all shares of such subsidiary, and excluding cash, cash items and U.S. Government securities): (i) 50% or more of the value of which consists of stock and securities and (ii) 80% or more of the value of which are held for investment.



                                REPRESENTATIONS

1. Bayonne (i) has not redeemed any shares of Bayonne Common Stock in connection with the Merger, and will not redeem any shares of Bayonne Common Stock prior to the Effective Time, and (ii) has not made any extraordinary distributions with respect to the Bayonne Common Stock in connection with the Merger, and will pay no dividends or distributions, other than regular or normal dividends or distributions, with respect to any Bayonne Common Stock prior to the Effective Time.

2. With the exception of a limited and insubstantial repurchase of its stock (such repurchase is not planned to exceed 5% of outstanding stock, and will occur only if approved by the regulatory authorities), no Bayonne Related Party has purchased or otherwise acquired any shares of Bayonne Common Stock in connection with the Merger, and no Bayonne Related Party will purchase or acquire any shares of Bayonne Common Stock prior to the Effective Time.

3. The fair market value of the RCFC Common Stock and other consideration received by each Bayonne shareholder will be approximately equal to the fair market value of Bayonne Common Stock surrendered by such shareholder in the Merger.

4. The liabilities of Bayonne assumed by RCFC and the liabilities to which the transferred assets of Bayonne are subject were incurred by Bayonne in the ordinary course of its business.

5. RCFC, Bayonne and the shareholders of Bayonne will pay their respective expenses, if any, incurred in the connection with the Merger.

6. There is no intercorporate indebtedness existing between RCFC and Bayonne that was issued, acquired or will be settled at a discount.

7.   Bayonne is not an Investment Company.

8.   Bayonne is not under the jurisdiction of a court in a case under Title
     11 of the United States Code [Bankruptcy] or in a receivership, foreclosure or similar proceeding in a federal or state court.

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

9. The fair market value and tax basis of the assets of Bayonne transferred to RCFC will equal or exceed the sum of the liabilities assumed by RCFC, plus the amount of liabilities, if any, to which the transferred assets are subject.

10. The Merger is being effected for bona fide business reasons as described in the Proxy Statement.

11. No compensation to be paid to shareholder-employees of Bayonne will be separate consideration for, or allocable to, any of their shares of Bayonne Common Stock. The compensation paid to such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services. None of the RCFC Common Stock received by any such shareholder-employee will be in exchange for, or in consideration of, services rendered to Bayonne, RCFC or any other entity by such shareholder-employee.

12.  The payment of cash in lieu of a fractional share interest in RCFC
     Common Stock is solely for the purpose of avoiding the expense and inconvenience to RCFC of issuing fractional shares and does not represent separately bargained-for consideration. Such cash payment will not be made pro rata to all Bayonne shareholders. The total cash consideration that will be paid in the Merger to Bayonne shareholders in lieu of fractional shares of RCFC Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Bayonne shareholders in exchange for their shares of Bayonne Common Stock. The fractional share interests of each Bayonne shareholder will be aggregated, and no Bayonne shareholder will receive cash in an amount equal to or greater than the value of one full share of RCFC Common Stock.

13.  The Merger will be effected in accordance with the Merger Agreement.



                                    By: /s/ Patrick F. X. Nilan
                                       -------------------------
                                       Patrick F. X. Nilan
                                       Chairman of the Board
                                       Bayonne Bancshares, Inc.
Date:  January 8, 1999

                         CERTIFICATE OF REPRESENTATIONS
                         ------------------------------

TO:  Muldoon, Murphy & Faucette LLP
     5101 Wisconsin Avenue, N.W.
     Washington, D.C.  20016

     I, Michael F. Manzulli, Chairman of the Board and Chief Executive Officer, Richmond County Financial Corp., Inc., a Delaware corporation, duly registered as a savings and loan holding company under HOLA ("RCFC"), with its principal executive headquarters located in Staten Island, New York, for the purpose of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette LLP regarding certain income tax consequences of the proposed merger (the "Merger") of Bayonne Bancshares, Inc., a Delaware corporation ("Bayonne"), with and into RCFC, hereby make the following representations to you ("Representations"). All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Amended and Restated Agreement and Plan of Merger amended and restated as of October 14, 1998 by and between RCFC and Bayonne (the "Merger Agreement") and in the Joint Proxy Statement/Prospectus ("Proxy Statement") included in RCFC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger.

     We recognize that your opinion may not accurately describe the income tax consequences of the Merger if any of the following Representations is not accurate. Such Representations are accurate as of the date of this letter and you may assume that they will remain accurate through and including the Effective Time unless we notify you otherwise.

     The following definitions apply for purposes of the Representations set forth below:

     (a) An "RCFC Related Party" is any corporation that, prior to or after the Merger, either (i) is a member of the same affiliated group of corporations of which RCFC is a member (or will become a member by reason of the Merger or by reason of any transaction related to the Merger) within the meaning of section 1504 of the Internal Revenue Code ("Code") (determined without application of section 1504(b) of the Code), or (ii) owns (or will own by reason of the Merger or by reason of any transaction related to the Merger) stock of RCFC possessing at least 50% of the combined voting power of all classes of RCFC stock entitled to vote or at least 50% of the total value of all RCFC stock.

     (b) In determining the existence of an RCFC Related Party, a partner in a partnership (or a member of a limited liability company or of any other entity that is treated as a partnership for federal income tax purposes) shall be treated as owning or acquiring any stock owned or acquired by the partnership in accordance with that partner's interest in the partnership.

     (c) "Merger Stock" means shares of RCFC Common Stock received by a Bayonne shareholder in the Merger.

     (d) "Open Market Purchases" means purchases by RCFC of Merger Stock in the open market as part of RCFC's ongoing stock repurchase program, provided that such purchases constitute a small percentage of the RCFC Common Stock and that such stock repurchase program was not created or modified in connection with the Merger.

     (e) The "RCFC Qualified Group" includes (i) any corporation in which RCFC directly owns at least 80% of the total combined voting power and at least 80% of the total number of nonvoting shares (such a corporation is a "Qualified Corporation"; the stock ownership requirements together represent "80% Ownership"), and (ii) any other corporation in which a Qualified Corporation has 80% Ownership. A corporation described in clause (ii) is itself a Qualified Corporation.

     (f) An "Investment Company" is a regulated investment company, a real estate investment trust, or a corporation having total assets (including its ratable share of the assets of any subsidiary which is 50% or more owned by such corporation, measured by the combined voting power of all voting shares or by the value of all shares of such subsidiary, and excluding cash, cash items and
U.S. Government securities):   (i) 50% or more of the value of which consists of
stock and securities and (ii) 80% or more of the value of which are held for investment.

                                REPRESENTATIONS

1. No shares of Bayonne Common Stock have been sold or otherwise transferred to RCFC or to an RCFC Related Party in connection with the Merger, and prior to the Effective Time, no such stock will be sold or otherwise transferred to RCFC or to an RCFC Related Party.

2. In connection with the Merger, with the exception of a possible limited and insubstantial repurchase of its stock by Bayonne (where such repurchase is not planned to exceed 5% of outstanding stock, and will occur only if approved by regulatory authorities), no RCFC Related Party will acquire any shares of Bayonne Common Stock.

3. In connection with the Merger, no RCFC Related Party will acquire any shares of RCFC Common Stock exchanged for Bayonne Common Stock in the Merger.

4. Neither RCFC nor any RCFC Related Party has provided or will provide funds to any party to purchase or otherwise acquire any shares of Bayonne Common Stock from any Bayonne shareholder and neither RCFC nor any RCFC Related Party will (i) purchase, redeem (other than redemptions by RCFC of fractional shares of Merger Stock) or otherwise acquire any Merger Stock,
      (ii) redeem any Merger Stock from any party that purchases or otherwise acquires Merger Stock from an Bayonne shareholder, or (iii) provide funds to permit any party to purchase or otherwise acquire Merger Stock. Open Market Purchases shall be ignored for purposes of clauses (i) and (ii) of this representation.

5. The fair market value of the RCFC Common Stock and other consideration received by each Bayonne shareholder will be approximately equal to the fair market value of the Bayonne Common Stock surrendered by such shareholder in the Merger.

6. Following the Merger, RCFC will continue the historic business of Bayonne or use a significant portion of Bayonne's business assets in a business.

7. RCFC has no plan or intention to sell or otherwise dispose of any of the assets of Bayonne acquired in the Merger except for dispositions to be made in the ordinary course of business or transfers of assets to a member of RCFC's Qualified Group, or to a partnership of which RCFC (or a member of RCFC's Qualified Group) is a partner and either (i) owns at least a one-third interest or (ii) owns at least a 20% interest and performs active and substantial management functions as a partner.

8. RCFC, Bayonne and shareholders of Bayonne will pay their respective expenses, if any, incurred in connection with the Merger.

9. There is no intercorporate indebtedness existing between RCFC and Bayonne that was issued, acquired or will be settled at a discount.

10.   RCFC is not an Investment Company.

11. The fair market value and the tax basis of the assets of Bayonne transferred to RCFC will equal or exceed he sum of the liabilities assumed by RCFC, plus the amount of liabilities, if any, to which the transferred assets are subject.

12. The Merger is being effected for bona fide business reasons as described in the Proxy Statement.

13. After the Merger, no dividends or distributions will be made to former Bayonne shareholders by RCFC other than regular or normal dividend distributions made with regard to all shares of RCFC Common Stock.

14. No compensation to be paid to shareholder-employees of Bayonne will be separate consideration for, or allocable to, any of their shares of Bayonne Common Stock. The compensation paid to such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services. None of the RCFC Common Stock received by any such shareholder-employee will be in exchange for, or in consideration of, services rendered to Bayonne, RCFC or any other entity by such shareholder-employee.

15. The payment of cash in lieu of a fractional share interest in RCFC Common Stock is solely for the purpose of avoiding the expense and inconvenience to RCFC of issuing fractional shares and does not represent separately bargained-for consideration. Such cash payment will not be made pro rata to all Bayonne shareholders. The total cash consideration that will be paid in the Merger to Bayonne shareholders in lieu of fractional shares of RCFC Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Bayonne shareholders in exchange for their shares of Bayonne Common Stock. The fractional share interests of each Bayonne shareholder will be aggregated, and no Bayonne shareholder will receive cash in an amount equal to or greater than the value of one full share of RCFC Common Stock.

16. Following the Merger, any acquisitions of RCFC Common Stock pursuant to any stock repurchase program of RCFC will be directed to RCFC shareholders generally and will not directed specifically to Bayonne shareholders who receive RCFC Common Stock pursuant to the Merger.

17.   The Merger will effected in accordance with the Merger Agreement.


                                  By: /s/ Michael F. Manzulli
                                     -------------------------------
                                     Michael F.  Manzulli
                                     Chairman of the Board and
                                     Chief Executive Officer
                                     Richmond County Financial Corp.
Date: January 8, 1999

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